Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No. 333-193619) on Form S-8 of our report dated April 20, 2012, with respect to the financial statements of Alpha Share Resources, LP as of December 31, 2011 and for the year then ended, which report appears in the December 31, 2013 annual report on Form 10-K of Rice Energy Inc.
/s/ Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
March 21, 2014